Exhibit 99.6
Trinity Industries, Inc.
Earnings Release Conference Call
Comments of James E. Perry
Senior Vice President and Chief Financial Officer
July 30, 2014

Thank you, Steve and good morning everyone.

Yesterday, we announced strong results for the second quarter of 2014, with revenue of nearly $1.5 billion and earnings per share of $1.01, compared with our revenues and EPS of $1.1 billion and $0.52 during the second quarter of 2013. Please recall that we completed a 2-for-1 stock split in June, so all figures have been adjusted accordingly.

Our tax rate for the second quarter was 32.6%, which was lower than the guidance of 34% for the final three quarters of 2014 that we provided on our last conference call. This was primarily due to the benefits of certain domestic manufacturing deductions, lower state taxes, and the partnership tax status of our non-controlling interests.

The Company’s convertible notes had a dilutive impact of $0.04 to EPS during the second quarter. Please refer to the EPS schedule provided in our press release yesterday for the dilution calculation.

In the second quarter, we recorded approximately $2 million of one-time costs at the Corporate level related to the pending asset purchase of Meyer Steel Structures, which we expect to close during the third quarter.

During the second quarter, we also announced the successful completion of the $1.1 billion leasing joint venture initially formed in May 2013. The joint venture’s acquisition of approximately $388 million worth of railcars substantially utilized all of the remaining equity capital that was committed last year by TILC and our co-investors, including Napier Park, to form RIV 2013 and complete the recapitalization of TRIP. Our partially-owned subsidiaries, RIV 2013 and TRIP, now own a combined portfolio of approximately $2.0 billion in leased railcars.

During the second quarter, we repurchased 63,600 shares of our common stock in the open market for a total cost of $2.5 million. Year to date, we have repurchased $12.5 million of common stock, which leaves $237.5 million available under our current program through the end of 2015 for additional stock purchases. We review a number of factors in establishing the level of share repurchase that we make. We strive to allocate our capital in ways that will increase shareholder value.

I will now discuss our current outlook for the remainder of 2014. As provided in our press release yesterday, our guidance for 2014 annual EPS is $3.90 to $4.10, which compares favorably to our prior guidance of $3.50 to $3.75. We have solid earnings expectations for each of our business segments in 2014. The new guidance level reflects the strong results in the first half of the year, additional orders received for production in 2014, and higher levels of efficiencies in many of our production facilities. Note that our annual EPS and Energy Equipment Group guidance do not include any impact from the Meyer asset purchase due to uncertainty with respect to the timing of closing, as well as certain accounting analysis that will be completed following the closing.

Our current EPS guidance for 2014 assumes a weighted average diluted share count of 157 million shares, which includes 6.4 million shares from the convertible notes. The dilutive impact assumes the recent $45.00 stock price for the remaining two quarters and reduces earnings by approximately $0.17 per share.

In 2014, we expect our Rail Group to generate revenues of $3.6 billion to $3.75 billion with an operating margin of 18% to 19%. We will have some margin headwinds in the second half of the year due to product mix changes as well as start-up and ramp-up costs at certain manufacturing and maintenance services facilities.

We expect our Leasing Group to record operating revenue of $620 million to $635 million, with operating profit from operations of $270 million to $285 million. In 2014, we also expect the Leasing Group to sell approximately $665 million to $690 million of leased railcars from the lease fleet, of which $425 million to $450 million will be recorded as revenues. The total operating profit associated with these sales is expected to range between $205 million and $215 million.

We expect our Construction Products Group to record revenues of $540 million to $565 million with an operating margin of 13% to 14.5%. Our Inland Barge Group is expected to have revenues of $640 million to $660 million with an operating margin of 16.5% to 17.5%. We expect our Energy Equipment Group to produce revenues of $880 million to $910 million with an operating margin of 11.5% to 12.5%.

Corporate expenses are expected to range from $100 million to $110 million for the year, as a result of our growing business operations and acquisitions, as well as certain legal expenses.

For 2014, we expect to eliminate between $720 million and $745 million of revenue and defer between $130 million and $140 million of operating profit, due to the addition of new railcars to the wholly- and partially-owned lease fleets. This guidance range also includes certain Rail Group sales to the Leasing Group that are ultimately sold to Element. We expect between $310 million and $330 million of revenue eliminations for other intercompany transactions.

We expect to deduct between $30 million and $35 million of non-controlling earnings in 2014 due to our ownership in TRIP and RIV 2013. As we have indicated on previous earnings calls, TRIP and RIV 2013’s partnership tax status results in no taxes applied to the amount of non-controlling earnings deducted from Trinity’s income statement.

For the purpose of the calculation of guidance EPS, we are assuming a tax rate of 33% for the remainder of 2014.

As a reminder, we are required to report EPS using the two class method of accounting, the result of which should be the reduction of EPS attributable to Trinity by approximately 14 cents per share for the full year 2014 on a split-adjusted basis, compared to calculating Trinity’s EPS directly from the face of the income statement. This is included in our EPS guidance as well.

Our full-year guidance ranges reflect year-over-year revenue growth of approximately 30% to 35%, with earnings per share growth of approximately 60% to 70% compared to 2013. As it pertains to cash flow, we do not expect the net investment in new railcars for 2014 to consume any cash, due to expected proceeds received from leased railcar sales during the year. Full-year manufacturing and corporate capital expenditures for 2014 are expected to be between $250 million and $300 million.

We remain very pleased with the focused dedication of our employees who are working hard to deliver high quality earnings and growth during 2014. We continue to seek both internal and external growth opportunities for future years. The Meyer asset purchase is a great example of our acquisition strategy, and we believe our balance sheet, expected cash flow, and access to the capital markets, if needed, provide us with sufficient resources to pursue additional growth. We are also confident that our team will continue to be successful identifying opportunities and integrating acquisitions into our portfolio while maintaining a premier level of performance in our existing businesses.

Our operator will now prepare us for the question and answer session.

-- Q&A Session --